Exhibit 10.41

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement is dated this 3rd day of September, 2004, by and among Respironics, Inc., a Delaware corporation (the “Borrower”), each of the Guarantors (as defined in the Credit Agreement (as hereinafter defined)), the Banks (as defined in the Credit Agreement), PNC Bank, National Association, in its capacity as agent for the Banks (hereinafter referred to in such capacity as the “Agent”), and Citizens Bank of Pennsylvania and Fleet National Bank, a Bank of America company, in their capacity as documentation agents for the Banks (hereinafter collectively referred to as the “Documentation Agents”) (“Third Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents entered into that certain Credit Agreement, dated August 19, 2002, as amended by that certain (i) First Amendment to Credit Agreement, dated as of June 1, 2003, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents, and (ii) Second Amendment to Credit Agreement, dated as of April 23, 2004, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents (as amended, the “Credit Agreement”), pursuant to which, among other things, the Banks agreed to provide to the Borrower a revolving credit facility in an aggregate principal amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00); and

WHEREAS, the Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement and the Banks, the Agent and the Documentation Agents shall permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions:

Bank-Provided Hedge shall mean a Hedge Agreement which is provided by any Bank or an Affiliate of a Bank and with respect to which the Agent confirms (which confirmation shall not be unreasonably withheld) meets the following requirements: such Hedge Agreement (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge shall be

“Obligations” hereunder, guaranteed obligations under the Guaranty Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents.

BBA shall have the meaning assigned to such term in the definition of Euro-Rate.

British Pounds Sterling shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

Canadian Dollars shall mean the official currency of Canada.

Computation Date shall have the meaning assigned to such term in Section 2.12.3.

Dollar Equivalent shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

Dollar Equivalent Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of Revolving Credit Loans then outstanding and the Dollar Equivalent amount of Letters of Credit Outstanding.

Equivalent Amount shall mean, at any time, as determined by the Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Agent’s spot selling rate (based on the market rates then prevailing and available to the Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

Euro shall mean the European common currency pursuant to the European Monetary Union.

Eurocurrency Liabilities shall have the meaning assigned to such term in the definition of Euro-Rate Reserve Percentage.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of one percent (1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate shall mean the rate per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Bank, as set forth on the applicable Telerate display page; provided, however; that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.

Hedge Agreements shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor agreements or similar hedging agreements entered into by the Loan Parties or their Subsidiaries in the ordinary course of business and not for speculative purposes.

Japanese Yen shall mean the official currency of Japan.

LIBO Rate shall have the meaning assigned to such term in the definition of Euro-Rate.

Optional Currency shall mean any of the following currencies: (i) British Pounds Sterling, (ii) Japanese Yen, (iii) Euros, (iv) Canadian Dollars, (v) Swiss Francs, and (vi) any other currency approved by Agent and all of the Banks pursuant to Section 2.12.4.

Optional Currency Fee shall have the meaning assigned to that term in Section 2.15.

Original Currency shall have the meaning assigned to such term in Section 4.10.1.

Other Currency shall have the meaning assigned to such term in Section 4.10.1.

Other Taxes shall have the meaning assigned to such term in Section 4.9.2.

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

Reference Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

Swiss Francs shall mean the official currency of Switzerland.

Taxes shall have the meaning assigned to such term in Section 4.9.1.

3. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following:

Base Net Worth shall mean, as of any date of determination, the sum of Three Hundred Fifty Million and 00/100 Dollars ($350,000,000.00) plus (i) fifty percent (50%) of consolidated net income of the Borrower and its Subsidiaries (excluding, however, extraordinary gains) for each fiscal quarter in which net income was earned (as opposed to a net loss), plus (ii) fifty percent (50%) of the net proceeds of capital stock issued by the Borrower and/or its Subsidiaries (other than capital stock issued under any stock option plan, 401(K) plan, employee stock purchase program or other Benefit Arrangement) during the period from the Closing Date through the date of determination, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the

Federal Funds Open Rate plus one half of one percent (.50%) per annum.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period and which are denominated either in Dollars or in the same Optional Currency shall constitute one Borrowing Tranche, and (ii) all Loans (including Swing Loans) to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market, (ii) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, (iii) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

Euro-Rate shall mean, the following:

(A) with respect to Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest l/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association (“BBA”) as set forth on Moneyline Telerate (or appropriate successor or, if the BBA or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA or appropriate successor as shown on

Euro-Rate =	Moneyline Telerate display page 3750
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(B) with respect to Optional Currency Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by Agent by dividing (i) the rate of interest determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest per annum for deposits in the relevant Optional Currency quoted by the BBA as set forth on Moneyline Telerate (or appropriate successor or, if the BBA or its successors ceases to provide such quotes, a comparable replacement determined by the Agent) on the relevant display page (or such other display page on the Moneyline Telerate service as may replace such display page) at approximately 9:00 a.m., Pittsburgh time, two (2) Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period for a period, and in an amount, comparable to such Interest Period and principal amount of such Borrowing Tranche (“LIBO Rate”) by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. Such Euro-Rate may also be expressed by the following formula:

Euro-Rate	=	LIBO Rate
1 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested.

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day: (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

Expiration Date shall mean August 31, 2009.

Indebtedness shall mean, as to any Person at any time, any and all Indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note, purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any Letter of Credit or banker’s acceptance, (iv) any other transactions, (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a Promissory Note or other evidence of Indebtedness), (v) any guarantee of Indebtedness for borrowed money, (vi) a receivables financing, or (vii) Hedge Agreements.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be (i) one (1), two (2), three (3), six (6) or twelve (12) Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) each Interest Period with respect to Optional Currency Loans shall be one (1) Month.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent’s Letter or any other Loan Document. Obligations shall include the liabilities to any Bank under any Bank-Provided Hedge but shall not include the liabilities to other Persons under any other Hedge Agreement.

4. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety:

Bank-Provided Interest Rate Hedge;

Federal Funds Rate; and

Interest Rate Hedge.

5. Section 2.1.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.1.1. Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that (i) after giving effect to such Loan the aggregate Dollar Equivalent amount of Loans from such Bank shall not exceed such Bank’s Revolving Credit Commitment minus such Bank’s Ratable Share of the Dollar Equivalent amount of Letters of Credit Outstanding, (ii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, and (iii) after giving effect to such Loan the Dollar Equivalent amount of all Loans denominated in Optional Currencies shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00). Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.

6. Section 2.1.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.1.2. Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower in Dollars at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Swing Loan Commitment”), provided that the aggregate principal amount of PNC Bank’s Swing Loans and the Dollar Equivalent amount of the Revolving Credit Loans of all the Banks and the Dollar Equivalent amount of the Letters of Credit Outstanding at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

7. Section 2.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.2 Nature of Banks’ Obligations with Respect to Revolving Credit Loans.

Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent amount of each Bank’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Dollar Equivalent amount of Letters of Credit Outstanding, subject to Section 4.7 [Mandatory Prepayments for Currency Fluctuations]. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

8. Section 2.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent in Dollars for the account of each Bank, as consideration for such Bank’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Percentage (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Bank’s Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the (ii) the sum of such Bank’s Dollar Equivalent amount of Revolving Credit Loans outstanding plus the Dollar Equivalent amount of its Ratable Share of Letters of Credit Outstanding. All Commitment Fees shall be payable in arrears on the last Business Day of each October, January, April and July after the date hereof and on the Expiration Date or upon acceleration of the Notes.

9. Section 2.5.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.5.1. Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any such Loans and four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in an Optional Currency or the date of conversion to or renewal of the Euro-Rate Option for Revolving Credit Loans in an Optional Currency; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of

Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche, the Dollar Equivalent amount of which shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00) for each Borrowing Tranche to which the Euro-Rate Option applies and integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) the currency in which such Loans shall be funded if the Borrower is electing the Euro-Rate Option; and (v) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

10. Section 2.6.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.6.1. Making Revolving Credit Loans.

The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount, type and type of currency of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Banks’ Obligations]. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars or the applicable currency and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

11. Section 2.9.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.1. Issuance of Letters of Credit.

Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Issuer a completed application and agreement for letters of credit in such form as the Issuer may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Issuer, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit and may be denominated in either Dollars or an Optional Currency. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.9.1, the Issuer will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date and provided further that in no event shall (i) the Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, Thirty Million and 00/100 Dollars ($30,000,000.00) or (ii) the Dollar Equivalent Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. As of the date hereof, those letters of credit set forth on Schedule 2.9.1 attached hereto and made a part hereof, which were issued under the Prior Loan Agreement and are outstanding on the date hereof, are hereby deemed to be Letters of Credit issued and outstanding hereunder and are included in the calculation of Letters of Credit Outstanding. The parties hereto acknowledge and agree that the letter of credit issued by PNC Bank in connection with the Borrower’s PEDFA Indebtedness described on Schedule 7.2.1 is not deemed a Letter of Credit hereunder and is not included in the calculation of Letters of Credit Outstanding.

12. Section 2.9.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.2. Letter of Credit Fees.

The Borrower shall pay in Dollars (i) to the Agent for the ratable account of the Banks a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Percentage (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), and (ii) to the Issuer for its own account a fronting fee equal to one-eighth of one percent (.125%) per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Dollar Equivalent amount of Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the last Business Day of each October, January, April and July following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Issuer in Dollars for the Issuer’s sole account the Issuer’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuer may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

13. Section 2.9.3.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.3.2. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuer will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuer shall sometimes be referred to as a “Reimbursement Obligation”) the Issuer in Dollars prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the Dollar Equivalent amount so paid by the Issuer. In the event the Borrower fails to reimburse the Issuer for the full Dollar Equivalent amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Issuer will promptly notify the Agent (if the Agent is not the Issuer) and the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Banks in Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

14. Section 2.9.3.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.3.3. Each Bank shall upon any notice pursuant to Section 2.9.3.2 make available to the Agent, for the account of the Issuer, an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing, whereupon the participating Banks shall (subject to Section 2.9.3.4) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrower in that amount. If any Bank so notified fails to make available in Dollars to the Agent for the account of the Issuer the amount of such Bank’s Ratable Share of such Dollar Equivalent amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.9.3.3.

15. Section 2.9.3.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.3.4. With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the Dollar Equivalent amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each

Bank’s payment to the Agent, for the account of the Issuer, pursuant to Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Bank in satisfaction of its participation obligation under this Section 2.9.3.4.

16. Section 2.9.4.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.4.2. If the Agent, on behalf of the Issuer, is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent, for the account of the Issuer, pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, on behalf of the Issuer, forthwith return to the Agent, for the account of the Issuer, the amount of its Ratable Share of any amounts so returned by the Agent, on behalf of the Issuer, plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, for the account of the Issuer, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

17. The first sentence of Section 2.10 is hereby deleted in its entirety and in its stead is inserted the following:

If at any time after the Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Commitments, the Borrower shall notify the Agent, who will promptly notify each Bank thereof, provided that any such increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such increases shall not exceed One Hundred Million and 00/100 Dollars ($100,000,000.00).

18. The following is hereby inserted as a new Section 2.12 of the Credit Agreement:

2.12 Utilization of Commitments in Optional Currencies.

2.12.1. Periodic Computations of Dollar Equivalent Amounts of Loans and Letters of Credit Outstanding.

The Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans or Letters of Credit to be denominated in an Optional Currency as of the requested

Borrowing Date or date of issuance, as the case may be, (ii) Letters of Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iii) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), a “Computation Date”).

2.12.2. Notices From Banks That Optional Currencies Are Unavailable to Fund New Loans.

The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Agent by 5:00 p.m., Pittsburgh time, four (4) Business Days prior to the Borrowing Date for such Loans that such Bank cannot provide its share of such Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon, Pittsburgh time, three (3) Business Days prior to the Borrowing Date for such Loans that the Optional Currency is not then available for such Loans, and the Agent shall promptly thereafter notify the Banks of the same. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m., Pittsburgh time, three (3) Business Days prior to the Borrowing Date for such Loans, withdraw the Loan Request for such Loans. If the Borrower withdraws such Loan Request, the Agent will promptly notify each Bank of the same and the Banks shall not make such Loans. If the Borrower does not withdraw such Loan Request before such time, (i) the Borrower shall be deemed to have requested that the Loans referred to in its Loan Request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Loans and shall bear interest under the Base Rate Option, and (ii) the Agent shall promptly deliver a notice to each Bank stating: (A) that such Loans shall be made in Dollars and shall bear interest under the Base Rate Option, (B) the aggregate amount of such Loans, and (C) such Bank’s Ratable Share of such Loans.

2.12.3. Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of the Euro-Rate Option.

If the Borrower delivers a Loan Request requesting that the Banks renew the Euro-Rate Option with respect to an outstanding Borrowing Tranche of Loans denominated in an Optional Currency, the Banks shall be under no obligation to renew such Euro-Rate Option if any Bank delivers to the Agent a notice by 5:00 p.m., Pittsburgh time, four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon, Pittsburgh time, three (3) Business Days prior to the renewal date that the renewal of such Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Banks of the same. If the Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Optional Currency Loans. The Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Bank’s Ratable Share thereof.

2.12.4. Requests for Additional Optional Currencies.

The Borrower may deliver to the Agent a written request that Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the applicable interbank market. The Agent will promptly notify the Banks of any such request promptly after the Agent receives such request. The Agent and each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Borrower of the acceptance or rejection by the Agent and each of the Banks of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Agent and all of the Banks approve of the Borrower’s request.

19. The following is hereby inserted as a new Section 2.13 of the Credit Agreement:

2.13 Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, or if Borrower defaults in its obligations to do so, the Required Banks may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Banks may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold each Bank harmless from and against any loss incurred by any Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of Borrower hereunder, Borrower’s obligations under this Section 2.13 shall survive termination of this Agreement.

20. The following is hereby inserted as a new Section 2.14 of the Credit Agreement:

2.14 Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, Agent may, with respect to notices by Borrower for Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Borrowing Tranche, engage in reasonable rounding (in accordance with the Agent’s usual and customary Optional Currency policies) of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Agent shall promptly notify Borrower and the Banks of such rounded amounts and Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

21. The following is hereby inserted as a new Section 2.15 of the Credit Agreement:

2.15 Optional Currency Fee.

The Borrower shall pay to the Agent in Dollars for its sole account the customary fees of the Agent then in effect payable with respect to Loans denominated in an Optional Currency or Letters of Credit issued in an Optional Currency as the Agent may generally charge or incur in connection with the funding, maintenance, modification, assignment or transfer, negotiation, and administration of Loans denominated in an Optional Currency or Letters of Credit issued in an Optional Currency (the “Optional Currency Fee”).

22. The following is hereby inserted at the end of Section 3.1 of the Credit Agreement:

Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency.

23. Section 3.1.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.1.1. Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding Swing Loans), except that no Loan to which a Base Rate shall apply may be made in an Optional Currency:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed, provided that, for Loans made in an Optional Currency for which a 365-day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of 365 days) equal to the Euro-Rate plus the Applicable Margin.

24. Section 3.1.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.1.2. Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the interest rates and the applicable currency exchange rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest or the calculation of Equivalent Amounts which thereafter are actually in effect when the election is made.

25. Section 3.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least four (4) Business Days prior to the effective date of such Euro-Rate Option, with respect to an Optional Currency Loan, and at least three (3) Business Days prior to the effective date of such Euro-Rate Option with respect to a Dollar Loan, by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first (1st) day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication and payment of interest for such day.

26. Clause (iii) of Section 3.4.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank eurodollar market,

27. Section 3.4.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.4.3. Agent’s and Bank’s Rights.

In the case of any event specified in Section 3.4.1 above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 3.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro-Rate Option or select an Optional Currency (as applicable) shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 3.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under Section 3.4.3, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.5.2 [Indemnity], as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 4.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

28. Section 3.5 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.5 Selection of Interest Rate Options; Selection of Optional Currency.

If the Borrower fails to select a new Interest Period or Optional Currency to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option or to a Dollar Loan, as applicable, commencing upon the last day of the existing Interest Period.

29. Section 4.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Closing Fees, Letter of Credit Fees, Optional Currency Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Revolving Credit Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated.”

30. Section 4.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.2 Pro Rata Treatment of Banks.

Each borrowing shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Closing Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee and the Optional Currency Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 3.4.3 [Agent’s and Bank’s Rights] in the case of an event specified in Section 3.4 [Euro-Rate Unascertainable; Etc.], 4.4.2 [Replacement of a Bank] or 4.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Bank and, if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Bank. Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

31. Section 4.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the last Business Day of each October, January, April and July after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable in the currency in which such Loan was made on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th, 180th and 270th (if applicable) day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.7 [Mandatory Prepayments] shall be made in the currency in which such Loan was made and shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable in the currency in which such Loan was made on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

32. Section 4.4.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.4.1. Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 below or in Section 4.5 [Additional Compensation in Certain Circumstances]) in the currency in which such Loan was made:

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

(iii) on the date specified in a notice by any Bank pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. Pittsburgh time, on the date of prepayment of Swing Loans, setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans; and

(z) the total principal amount and currency of such prepayment, the Dollar Equivalent amount of which (a) with respect to Revolving Credit Loans shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00) for each Borrowing Tranche to which the Euro Rate Option applies and in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option applies and (ii) with respect to Swing Loans, in integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than the lesser of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or the outstanding principal amount of the Swing Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made in the currency in which such Loan was made. Except as provided in Section 3.4.3 [Agent’s and Bank’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Dollar Loans to which the Euro-Rate Option applies, and then to Optional Currency Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Banks under Section 4.5.2 [Indemnity].

33. Section 4.5.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.5.1. Increased Costs or Reduced Return Resulting from Taxes. Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank or any lending office of any Bank, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank or any lending office of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank or its lending office with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank’s capital, taking into consideration such Bank’s customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

34. The following is hereby inserted as a new Section 4.7 of the Credit Agreement:

4.7 Mandatory Prepayments for Currency Fluctuations.

If on any Computation Date the Dollar Equivalent Revolving Facility Usage is equal to or greater than one hundred percent (100%) of the Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower of the same. The Borrower shall pay or prepay Loans (subject to Borrower’s indemnity obligations under Sections 3.4 and 4.5) within one (1) Business Day after receiving such notice such that the Dollar Equivalent Revolving Facility Usage shall not exceed the aggregate Commitments after giving effect to such payments or prepayments.

35. The following is hereby inserted as a new Section 4.8 of the Credit Agreement:

4.8 Interbank Market Presumption.

For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, any Loan under the Euro-Rate Option or any Optional Currency, each Bank and Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless of whether it did so or not; and, each Bank’s and Agent’s determination of amounts payable under, and actions required or authorized by, Sections 3.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 4.5 [Additional Compensation in Certain Circumstances] shall be calculated, at each Bank’s and Agent’s option, as though each Bank and Agent funded each Borrowing Tranche of Loans under the Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case or not.

36. The following is hereby inserted as a new Section 4.9 of the Credit Agreement:

4.9 Taxes.

4.9.1. No Deductions.

All payments made by Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank and all income and franchise taxes applicable to any Bank of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.9.1) each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

4.9.2. Stamp Taxes.

In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

4.9.3. Indemnification for Taxes Paid by a Bank.

Borrower shall indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.9.3) paid by any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date a Bank makes written demand therefor.

4.9.4. Certificate.

Within thirty (30) days after the date of any payment of any Taxes by Borrower, Borrower shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Bank, provide a certificate of an officer of Borrower to that effect.

4.9.5. Survival.

Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in Sections 4.9.1 through 4.9.4 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

37. The following is hereby inserted as a new Section 4.10 of the Credit Agreement:

4.10 Judgment Currency.

4.10.1. Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the

“Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.10.2. Indemnity in Certain Events.

The obligation of Borrower in respect of any sum due from Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

38. Section 7.1.12 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.1.12. [Reserved.]

39. Section 7.2.1(vi) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(vi) Any Bank-Provided Hedge or other Hedge Agreement approved by the Agent;

40. Section 7.2.4(v) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(v) loans, advances and investments (whether in cash or in kind) in or to (a) corporations, general or limited partnerships, limited liability companies, joint ventures and similar Persons (excluding natural Persons) that are not Subsidiaries and (b) Subsidiaries that are not Loan Parties (other than RI Assurance and RIC LLC), provided, however, that the aggregate amount of all such loans, advances and investments shall not exceed (i) Fifty Million and 00/100 Dollars ($50,000,000.00) per such Person or Subsidiary and (ii) One Hundred Million and 00/100 Dollars ($100,000,000.00) at any time for all such Persons and Subsidiaries; provided, further, that any loan, advance or investment by the Borrower in or to a Subsidiary that is not a Loan Party shall not be included in calculating the Loan Parties’ and their Subsidiaries’ compliance with the limits set forth in this Section 7.2.4(v)(b)(i) and (ii) so long as (y) the proceeds of such loan, advance or investment are used by such Subsidiary solely to complete a Permitted Acquisition (each such loan, advance or investment is an “Acquisition Advance”), and (z) immediately prior to and within ten (10) days following the making of such Acquisition Advance (A) there are no Loans outstanding, or (B) the amount of the Acquisition Advance does not exceed (1) seventy five percent (75%) of (2) the aggregate amount of cash and Cash Equivalents of the Borrower at such time less the amount of the Loans outstanding at such time.

41. Section 7.2.9 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.2.9 Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any wholly owned Subsidiaries other than any wholly owned Subsidiary formed or acquired after the Closing Date which (i) is formed or organized outside of the United States, or (ii) joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors].

42. Section 7.2.14 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.2.14. Minimum Net Worth.

As of September 30, 2004 and as of the last day of each fiscal quarter thereafter, the Borrower shall not at any time permit Net Worth to be less than the Base Net Worth.

43. Section 7.3.8 of the Credit Agreement is hereby deleted in its entirety.

44. Section 8.2.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

8.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.13 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum Dollar Equivalent amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrower; and

45. Section 8.2.5.1 (ii) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Hedge, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its reasonable discretion; and

46. Section 9.16 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

9.16 Availability of Funds.

The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent in the applicable currency unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency. If such corresponding amount is not in fact made available to the Agent by such Bank in the applicable currency, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

47. Section 9.17 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

9.17 Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate or the Overnight Rate if such computation relates to a Loan made in an Optional Currency.

48. The following is hereby inserted at the end of Section 10.6 of the Credit Agreement:

Schedule 1.1(B) lists the lending offices of each Bank. Each Bank may change its lending office by written notice to the other parties hereto.

49. All references to “Fleet National Bank” in the Credit Agreement and each other Loan Document are hereby deleted and in their stead is inserted the following: “Fleet National Bank, a Bank of America company”.

50. Schedule 1.1(A) is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(A) attached hereto.

51. Schedule 1.1(B) is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(B) attached hereto.

52. The provisions of Section 2 through 51 and Section 54 of this Third Amendment shall not become effective until the Agent has received the following items, each in form and substance acceptable to the Agent and its counsel:

(a) this Third Amendment, duly executed by each of the Loan Parties and each of the Banks;

(b) the documents listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof (except for those documents that are to be provided post closing as described therein); and

(c) such other documents as may be reasonably requested by the Agent.

53. Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

54. The Agent and the Banks hereby release (i) Respironics Deutschland GmbH and Co. KG, a Federal Republic of Germany limited partnership (“Respironics Deutschland”) from that certain Guaranty and Suretyship Agreement, effective August 19, 2002, made by Respironics Deutschland for the benefit of the Agent and the Banks (the “Respironics Deutschland Guaranty”) and, therefore, Respironics Deutschland has no further obligations pursuant to the Respironics Deutschland Guaranty; (ii) Respironics (HK) Ltd., a Hong Kong corporation (“Respironics Hong Kong”) from that certain Guaranty and Suretyship Agreement, effective August 19, 2002, made by Respironics Hong Kong for the benefit of the Agent and the Banks (the “Respironics Hong Kong Guaranty”) and, therefore, Respironics Hong Kong has no further obligations pursuant to the Respironics Hong Kong Guaranty; and (iii) Respironics France S.A.R.L., a French corporation (“Respironics France”) from that certain Guaranty and Suretyship Agreement, effective August 19, 2002, made by Respironics France for the benefit of the Agent and the Banks (the “Respironics France Guaranty”) and, therefore, Respironics France has no further obligations pursuant to the Respironics France Guaranty.

55. Subject to Paragraph 54 of this Second Amendment, each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations including, without limitation, the Guaranty Agreements, hereby continues to secure the Obligations.

56. Each Loan Party hereby represents and warrants to the Banks and the Agent that (i) such Loan Party has the legal power and authority to execute and deliver this Third Amendment, (ii) the officers of such Loan Party executing this Third Amendment have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof, (iii) the execution and delivery hereof by such Loan Party and the performance and observance by such Loan Party of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational agreements of such Loan Party or any Law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party, and (iv) this Third Amendment, the Credit Agreement and the documents executed or to be executed by such Loan Party in connection herewith or therewith constitute valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms.

57. Each Loan Party represents and warrants that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof, (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement and except as attached hereto as Exhibit B and (ii) it presently has no known claims or actions of any kind at Law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Documents.

58. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

59. The agreements and releases contained in this Third Amendment are limited to the specific agreements and releases made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Loan Documents shall remain in full force and effect. This Third Amendment amends the Credit Agreement and is not a novation thereof.

60. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

61. This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each Loan Party hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Third Amendment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Third Amendment to be duly executed by their duly authorized officers on the day and year first above written.

Respironics, Inc., a Delaware corporation

Respironics International, Inc., a Delaware corporation

Swiftmed Corp., a Georgia corporation

Respironics Colorado, Inc., a Colorado corporation

Respironics International Global Enterprises, Inc., a Delaware corp.

Respironics California, Inc., a California corporation

Respironics New Jersey, Inc., a New Jersey corporation

Fiberoptic Medical Products, Inc., a Pennsylvania corporation

Respironics Novametrix, LLC, a Delaware limited liability company

Children’s Medical Ventures, LLC, a Delaware limited liability co.

RI Finance, Inc., a Delaware corporation

RI Licensing, Inc., a Delaware corporation

Respironics Overseas, Inc., a Delaware corporation

WITNESS:

/s/ Eileen R. Sisca	By:	/s/ Daniel J. Bevevino
Eileen R. Sisca Associate General Counsel	Daniel J. Bevevino, Vice President and Chief Financial Officer of Respironics, Inc., Vice President of Respironics International, Inc., Vice President of Swiftmed Corp., Treasurer of Respironics Colorado, Inc., Vice President of Respironics International Global Enterprises, Inc., Vice President of Respironics California, Inc., Vice President of Respironics New Jersey, Inc., Vice President of Fiberoptic Medical Products, Inc., Treasurer of Respironics Novametrix, LLC, Vice President of Children’s Medical Ventures, LLC, President of RI Finance, Inc., President of RI Licensing, Inc., and Vice President of Respironics Overseas, Inc.

WITNESS:	RI Trading, LLC, a Delaware limited liability company

/s/ Eileen R. Sisca	By:	/s/ Steven P. Fulton
Eileen R. Sisca Associate General Counsel	Steven P. Fulton, Executive Vice President & Secretary

PNC Bank, National Association, individually as a Bank and as Agent

By:	/s/ Enrico A. Della Corna
Name:	Enrico A. Della Corna
Title:	Managing Director

Citizens Bank of Pennsylvania, individually as a Bank and as Documentation Agent

By:	/s/ Dwayne R. Finney
Name:	Dwayne R. Finney
Title:	Vice President

Fleet National Bank, individually as a Bank and as Documentation Agent

By:	/s/ Sandra Guerrieri
Name:	Sandra Guerrieri
Title:	Vice President

Fifth Third Bank

By:	/s/ Jim Janovsky
Name:	Jim Janovsky
Title:	Vice President

National City Bank of Pennsylvania

By:	/s/ Susan J. Dimmick
Name:	Susan J. Dimmick
Title:	Vice President

Key Bank National Association

By:	/s/ CHRISTOPHER A. SWINDELL
Name:	CHRISTOPHER A. SWINDELL
Title:	Portfolio Manager

SCHEDULE 1.1(A)

PRICING GRID

Pricing Level	Leverage Ratio *	Base Rate Margin	Euro-Rate Margin	Letter of Credit Fee Percentage	Commitment Fee Percentage
I	Less than 0.75 to 1.0	0.00%	0.50%	0.50%	0.16%
II	Greater than or equal to 0.75 to 1.0 but less than 1.0 to 1.0	0.00%	0.625%	0.625%	0.185%
III	Greater than or equal to 1.0 to 1.0 but less than 1.25 to 1.0	0.00%	0.75%	0.75%	0.21%
IV	Greater than or equal to 1.25 to 1.0 but less than 1.50 to 1.0	0.00%	0.875%	0.875%	0.235%
V	Greater than or equal to 1.50 to 1.0 but less than 1.75 to 1.0	0.00%	1.00%	1.00%	0.26%
VI	Greater than or equal to 1.75 to 1.0	0.00%	1.25%	1.25%	0.285%

*	Until the forty-fifth (45th) day following the fiscal quarter of the Borrower and its Subsidiaries ended September 30, 2004, the Applicable Margin, Applicable Letter of Credit Fee Percentage and the Applicable Commitment Fee Percentage shall be calculated based upon the Level I Pricing set forth above. Any change thereafter shall be based upon the financial statements and compliance certificates provided pursuant to Section 7.3 and shall become effective on the forty-fifth (45th) day following the last day of the fiscal quarter upon which the Leverage Ratio is calculated in accordance with Section 7.2.12; provided, however, with respect to Loans in an Optional Currency only, no change in pricing shall become effective until the end of the Interest Period applicable to each such Loan.

SCHEDULE 1.1(A) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks

Amount of Commitment

for Revolving Credit

Bank	Loans	Ratable Share
Name: PNC Bank, N.A. Address: 249 Fifth Avenue Pittsburgh, PA 15222 Attention: Enrico Delia Corna Telephone (412) 762-6036 Telecopy: (412) 762-6484	$35,000,000.00	23.3333333333%

Name: Citizens Bank of Pennsylvania Address: 525 William Penn Place Pittsburgh, PA 15219 Attention: Dwayne R. Finney Telephone (412)867-2418 Telecopy: (412) 552-6307	$22,500,000.00	15.0000000000%

Name: Fleet National Bank, a Bank of America company Address: 1600 John F. Kennedy Blvd., 11th Floor Philadelphia, PA 19103 Attention: Sandra Guerrieri Telephone (267) 675-0192 Telecopy: (267) 675-0366	$32,500,000.00	21.6666666667%

Name: National City Bank of Pennsylvania Address: National City Center 20 Stanwix Street Pittsburgh, PA 15222 Attention: Susan J. Dimmick Telephone (412) 644-7726 Telecopy: (412)471-4883	$22,500,000.00	15.0000000000%

SCHEDULE 1.1(B) - 1

Amount of Commitment

for Revolving Credit

Bank	Loans	Ratable Share
Name: Fifth Third Bank Address: Eleven Parkway Center Suite 375 Pittsburgh, PA 15220 Attention: James M. Janovsky Telephone (412) 937-1855 ext. 27 Telecopy: (412) 937-9896	$15,000,000.00	10.0000000000%

Name: Key Bank National Association Address: 800 Superior Avenue Cleveland, OH 44114 Attention: Michael Jackson Telephone (216)689-4441 Telecopy: (216) 689-8329	$22,500,000.00	15.0000000000%

Total	$150,000,000.00	100%

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

AGENT

Name: PNC Bank, National Association

Address: One PNC Plaza

249 Fifth Avenue

Pittsburgh, PA 15222

Attention: Enrico Della Corna

Telephone: (412) 762-6036

Telecopy:   (412) 762-6484

Name: PNC Bank, National Association

Address: Multibank Loan Administration

22nd Floor, One PNC Plaza

Pittsburgh, PA 15222

Attention: Lisa Pierce

Telephone: (412) 762-6442

Telecopy:   (412) 762-8672

BORROWER:

Name: Respironics, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

GUARANTORS:

Name: Respironics Novametrix, LLC

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

SCHEDULE 1.1(B) - 3

Name: RI Trading, LLC

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Respironics International, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Swiftmed Corp.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Respironics New Jersey, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Respironics Colorado, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Childrens Medical Ventures, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

SCHEDULE 1.1(B) - 4

Name: RI Finance, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: RI Licensing, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Respironics California, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Respironics Overseas, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

Name: Fiberoptic Medical Products, Inc.

Address: 1010 Murry Ridge Lane

Murrysville, PA 15668

Attention: Daniel J. Bevevino

Telephone: (724) 387-5235

Telecopy:   (724) 387-5016

SCHEDULE 1.1(B) - 5

EXHIBIT A

PRELIMINARY CLOSING AGENDA

This preliminary closing agenda contains the documents to be delivered in connection with the Third Amendment to Credit Agreement, by and among Respironics, Inc., a Delaware corporation (the “Borrower”), each of the Guarantors party thereto (the “Guarantors”), the Banks party thereto (the “Banks”), PNC Bank, National Association, in its capacity as agent for the Banks (hereinafter referred to in such capacity as the “Agent”), and Citizens Bank of Pennsylvania and Fleet National Bank, a Bank of America company, in their capacity as documentation agents for the Banks (hereinafter collectively referred to as the “Documentation Agents”) (the “Third Amendment”).

No.	LOAN DOCUMENTS	Responsible Party	Status
1.	Third Amendment to Credit Agreement, by and among the Borrower, the Guarantors, the Banks, the Agent and the Documentation Agents (the “Third Amendment”).	Agent	Final

2.	First Amended and Restated Revolving Credit Note, made by the Borrower to Citizens Bank of Pennsylvania, in the principal amount not to exceed Twenty Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00).	Agent	Final

3.	First Amended and Restated Revolving Credit Note, made by the Borrower to Fleet National Bank, a Bank of America company, in the principal amount not to exceed Thirty Two Million Five Hundred Thousand and 00/100 Dollars ($32,500,000.00).	Agent	Final

4.	First Amended and Restated Revolving Credit Note, made by the Borrower to National City Bank of Pennsylvania, in the principal amount not to exceed Twenty Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00).	Agent	Final

5.	Revolving Credit Note, made by the Borrower to Key Bank National Association in the principal amount not to exceed Twenty Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000.00).	Agent	Final

ORGANIZATIONAL DOCUMENTS

(BORROWER)

6.	Certificate of the Secretary of the Borrower as to (i) the resolutions of the Borrower’s Board of Directors authorizing the Borrower to enter into the Third Amendment and all related documentation, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation and By-Laws.	Borrower	Final

(GUARANTORS)

7.	Certificate of the Secretary of each Guarantor/Guarantor’s General Partner as to (i) the resolutions of such Guarantor’s/Guarantor’s General Partner’s Board of Directors/Board of Managers/Managing Director authorizing such Guarantor/Guarantor’s General Partner to execute the Third Amendment and the related documentation, (ii) incumbency, and (iii) no amendments to its organizational documents.[1]	Borrower	Side Letter Item

(RESPIRONICS OVERSEAS)

8.	Copy of the Articles of Incorporation of Respironics Overseas, Inc., a Delaware corporation (“Respironics Overseas”), certified by the Secretary of State of the State of Delaware.[1]	Borrower	Side Letter Item

9.	Copy of the Bylaws of Respironics Overseas, certified by the Secretary of Respironics Overseas.[1]	Borrower	Side Letter Item

10.	Good Standing Certificate of Respironics Overseas from the Secretary of State of the State of Delaware and each state in which it is registered to do business as a foreign corporation, if any.[1]	Borrower	Side Letter Item

(RI FINANCE)

11.	Copy of the Articles of Incorporation of RI Finance, Inc., a Delaware corporation (“RI Finance”), certified by the Secretary of State of the State of Delaware.[1]	Borrower	Side Letter Item

12.	Copy of the Bylaws of RI Finance, certified by the Secretary of RI Finance.[1]	Borrower	Side Letter Item

[1]	To be delivered post closing pursuant to the terms of the Side Letter.

13.	Good Standing Certificate of RI Finance from the Secretary of State of the State of Delaware and each state in which it is registered to do business as a foreign corporation, if any.[1]	Borrower	Side Letter Item

(RI LICENSING)

14.	Copy of the Articles of Incorporation of RI Licensing, Inc., a Delaware corporation (“RI Licensing”), certified by the Secretary of State of the State of Delaware.[1]	Borrower	Side Letter Item

15.	Copy of the Bylaws of RI Licensing, certified by the Secretary of RI Licensing.[1]	Borrower	Side Letter Item

16.	Good Standing Certificate of RI Licensing from the Secretary of State of the State of Delaware and each state in which it is registered to do business as a foreign corporation, if any.[1]	Borrower	Side Letter Item

RELATED DOCUMENTS

17.	Opinion of Counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Agent and the Banks.[2]	Borrower	Opinion of counsel to Borrower is final; Opinion of counsel to guarantor is a side letter item

18.	Officer’s Certificate regarding no material adverse change, the accuracy of representations and warranties, compliance with covenants and absence of any Event of Default or Potential Default.	Agent/ Borrower	Final

19.	Amended and restated Exhibit 2.5.1 to the Credit Agreement – Revolving Credit Loan Request.	Agent	Final

20.	Amended and restated Schedule 1.1 (B) to the Credit Agreement.	Agent	Final

21.	Other revised schedules to the Credit Agreement as set forth on Exhibit B to the Second Amendment, if necessary.	Borrower	Final

22.	Side Letter, by and among the Borrower, the Guarantors, and the Agent.	Agent	Final

[2]	Opinion of counsel with respect to Guarantors to be delivered post closing pursuant to the terms of the Side Letter.

EXHIBIT B

Schedule 1.1(A)(2)

Authorized Officers

Respironics, Inc.

Name	Title
John L. Miclot	President and CEO
Daniel J. Bevevino	Vice President and CFO
Steven P. Fulton	Vice President and Gen. Counsel
James C. Woll	Vice President and Corporate Controller
Dorita A. Pishko	Corporate Secretary
Patricia A. Newingham*	Manager, Corporate Financial
(*For compliance certificates only)	Reporting

Respironics Novametrix, LLC

Name	Title
John L. Miclot	President
Steven P. Fulton	Vice President
James C. Woll	Vice President
Daniel J. Bevevino	Treasurer
Dorita A. Pishko	Secretary

Respironics International, Inc.

Name	Title
John L. Miclot	President and CEO
Steven P. Fulton	Vice President and Gen. Counsel
Daniel J. Bevevino	Vice President and Treasurer
James C. Woll	Vice President
Dorita A. Pishko	Secretary

Swiftmed Corp.

Name	Title
John L. Miclot	President and CEO
Steven P. Fulton	Vice President and Gen. Counsel
Daniel J. Bevevino	Vice President and Treasurer
Dorita A. Pishko	Secretary

Respironics Colorado, Inc.

Name	Title
John L. Miclot Steven P. Fulton James C. Woll Daniel J. Bevevino Dorita A. Pishko	Chairman and President Vice President Vice President Treasurer Secretary

Children’s Medical Ventures, LLC

Name	Title
John L. Miclot Steven P. Fulton Daniel J. Bevevino Dorita A. Pishko	President and CEO Vice President and Gen. Counsel Vice President and Treasurer Secretary

Respironics International Global Enterprises, Inc.

Name	Title
John L. Miclot Daniel J. Bevevino Steven P. Fulton James C. Woll Dorita A. Pishko	President Vice President and Treasurer Vice President Vice President Secretary

Respironics California, Inc.

Name	Title
John L. Miclot Steven P. Fulton Daniel J. Bevevino Dorita A. Pishko	President and CEO Vice President and Gen. Counsel Vice President and Treasurer Secretary

Respironics New Jersey, Inc.

Name	Title
John L. Miclot Steven P. Fulton Daniel J. Bevevino Dorita A. Pishko	President and CEO Vice President and Gen. Counsel Vice President and Treasurer Secretary

Fiberoptic Medical Products, Inc.

Name	Title
John L. Miclot Steven P. Fulton Daniel J. Bevevino Dorita A. Pishko	President and CEO Vice President and Gen. Counsel Vice President and Treasurer Secretary

Respironics Overseas, Inc.

Name	Title
John L. Miclot Daniel J. Bevevino Steven P. Fulton James C. Woll Dorita A. Pishko	President & CEO Vice President and CFO Vice President & Gen. Counsel Vice President Secretary

RI Finance, Inc.

Name	Title
Daniel J. Bevevino Steven P. Fulton	President Executive VP & Secretary

RI Licensing, Inc.

Name	Title
Daniel J. Bevevino Steven P. Fulton	President Executive VP & Secretary

RI Trading, LLC

Name	Title
James C. Woll Steven P. Fulton	President Executive VP & Secretary

Schedule 5.1.1

Qualifications To Do Business

Name	Jurisdiction of Formation	Jurisdictions in Which Qualified
Respironics, Inc.	Delaware	California Illinois Pennsylvania
Respironics Novametrix, LLC	Delaware	Connecticut
RIC Investments, LLC	Delaware
Respironics International, Inc.	Delaware	Connecticut; Branch in France
SwiftMed Corp.	Georgia	Florida
Respironics Colorado, Inc.	Colorado
Children’s Medical Ventures, LLC	Delaware	Massachusetts
Respironics France	France
Respironics International Global Enterprises, Inc.	Delaware	Branch in Japan Branch in Spain Branch in United Kingdom
Respironics California, Inc.	California
Respironics New Jersey, Inc.	New Jersey	Alabama California Illinois
Respironics Deutschland GmbH and Co. KG	Germany
Respironics (HK) Ltd.	Hong Kong
Fiberoptic Medical Products, Inc.	Pennsylvania
Emertech S.A.R.L.	France
Respironics Netherlands B.V.	Netherlands
Healthdyne U.K. Limited	United Kingdom
Fuji Respironics Kabushiki Kaisha	Japan
Respironics Verwaltungsgesellschaft mbH	Germany
RCM Manufacturing	Philippines
Sigma Manufacturing Ltd.	Hong Kong
Wegot Investments Ltd.	Hong Kong
Respironics Medical Products (Shenzhen) Ltd.	PRC
Respironics Technotrend Ltd.	Hong Kong
Respironics Brussels, S.A.	Belgium
Respironics Overseas, Inc.	Delaware
Respicare Hokkaido	Japan
RI Finance, Inc.	Delaware
RI Licensing, Inc.	Delaware

Name	Jurisdiction of Formation	Jurisdictions in Which Qualified
RI Assurance, Inc.	Vermont
RI Trading, LLC	Delaware
Respironics Sleep & Respiratory Research Foundation	Pennsylvania
Western Biomedical Technologies Limited	Ireland
Respironics (Ireland) Limited	Ireland
Caradyne (R&D) Limited	Ireland
Respironics Profile, Inc.	Delaware
Respironics UK Holding Company Limited	United Kingdom
Profile Therapeutics Ltd.	United Kingdom
Profile Respiratory Systems Ltd.	United Kingdom
Profile Drug Delivery Ltd.	United Kingdom
Profile Pharma Ltd.	United Kingdom
Profile Therapeutics, Inc.	Massachusetts
Medic-Aid Employee Benefit Trust Ltd.	United Kingdom
P.B. North America Ltd.	United Kingdom
Middlesign Ltd.	United Kingdom
Normed A/S	Norway

Schedule 5.1.2

Subsidiaries

Direct Subsidiaries

Name	Jurisdiction of Formation
RI Finance, Inc.	Delaware

Respironics International, Inc.	Delaware; branch in France

Swiftmed Corp.	Georgia

Respironics France	France

Respironics Colorado, Inc.	Colorado

Respironics Novametrix, LLC	Delaware
Respironics Overseas, Inc.	Delaware
Respironics California, Inc.	California
Respironics New Jersey, Inc.	New Jersey
Fiberoptic Medical Products, Inc.	Pennsylvania
Healthdyne U.K. Limited	United Kingdom
Respironics Brussels S.A.	Belgium
Respironics Sleep and Respiratory Research Foundation	Pennsylvania (non-profit)
Western Biomedical Technologies Limited	Ireland
Respironics Profile, Inc.	Delaware

Indirect Subsidiaries

Name	Jurisdiction of Formation
Subsidiaries of RI Finance, Inc.
RI Licensing, Inc.	Delaware
RI Licensing has no subsidiaries
RI Assurance, Inc.	Vermont
Subsidiaries of RI Assurance, Inc.:
RI Trading, LLC	Delaware
RIC Investments, LLC	Delaware
Respironics (HK) Ltd.	Hong Kong
Subsidiaries of Respironics (HK) Ltd.:
RCM Manufacturing	Philippines

Sigma Manufacturing Ltd.	Hong Kong

Wegot Investments Ltd.	Hong Kong

Respironics Medical Products (Shenzhen) Ltd.	PRC

Respironics Technotrend Ltd.	Hong Kong

Subsidiaries of Western Biomedical Technologies Limited
Respironics (Ireland) Limited	Ireland
Caradyne (R&D) Limited (a subsidiary of	Ireland
Respironics (Ireland) Limited)

Subsidiaries of Respironics Colorado, Inc.
Respironics Deutschland GmbH & Co. KG (Respironics	Germany
Colorado is the limited partner of Respironics
Deutschland GmbH & Co. KG; the general partner is
Respironics Verwaltungsgesellschaft mbH); Respironics
Colorado, Inc. is the sole shareholder of Respironics
Verwaltungsgesellschaft

Subsidiaries of Respironics International, Inc.
Respironics International Global Enterprises, Inc.	Delaware; branches
in Japan, Spain and
United Kingdom
Respironics Netherlands B.V.	Netherlands
Fuji Respironics Kabushiki Kaisha (now wholly-owned by Respironics Netherlands B.V.)	Japan
Fuji Respironics Kabushiki Kaisha has one subsidiary - Respicare Hokkaido.	Japan

Subsidiaries of Respironics Novametrix, LLC
Children’s Medical Ventures, LLC	Delaware
Emertech, S.A.R.L. (inactive)	France

Subsidiaries of Respironics Profile, Inc.
Respironics UK Holding Company Limited	United Kingdom
Subsidiaries of Respironics UK Holding Company Limited
Profile Therapeutics Ltd.	United Kingdom
Subsidiaries of Profile Therapeutics Ltd.
Profile Drug Delivery Ltd.	United Kingdom
Profile Pharma Ltd.	United Kingdom
Profile Therapeutics, Inc.	Massachusetts
Medic-Aid Employee Benefit Trust Ltd.	United Kingdom
P.B. North America Ltd. (50% owned by	United Kingdom
Profile Therapeutics Ltd.)
Profile Respiratory Systems Ltd.	United Kingdom
Middlesign Ltd. (subsidiary of Profile	United Kingdom
Respiratory Systems Ltd.)
Normed A/S (Middlesign Ltd. owns 15% of the ownership interests of Normed A/S)	Norway

Benner and Associates, Inc. – Respironics, Inc. has an option (the “Option”) to acquire all of the outstanding capital stock of Benner and Associates, Inc. (“BAI”). BAI is a distributor of medical products and distributes products of Respironics, Inc. The Option is exercisable at any time and remains in effect until October 1, 2005. In connection with the Option, Respironics, Inc. holds a proxy from the sole shareholder of BAI to vote all the outstanding capital stock of BAI. For purposes of the Loan Documents BAI will not be considered a Subsidiary or Affiliate of Respironics, Inc.

Schedule 5.1.6

Litigation

On March 5, 2004, Respironics filed a lawsuit against Invacare in federal court alleging that Invacare’s marketing and sale of the Polaris EX(TM) CPAP with SoftX(TM) violates certain patents of Respironics.

On August 6, 2004, Invacare filed a lawsuit against Respironics in federal court alleging that Respironics has engaged in anti-competitive practices in the sale and distribution of certain products for the treatment of sleep apnea. Respironics believes that these allegations are unfounded and intends to vigorously defend itself in this lawsuit.

Schedule 5.1.11

Taxes

None.

Schedule 5.1.14

Patents, Trademarks, Copyrights, Licenses, etc.

The following patents have been identified by another company as being potentially relevant to existing Respironics products

Patent No.	Issue Date	Inventor	Title	Owner/ Licensor
5,632,272	May 27, 1997	Diab et al.	Signal Processing Apparatus	Masimo Corp.

6,002,952	Dec. 14, 1999	Diab et al.	Signal Processing Apparatus and Method	Masimo Corp.

6,157,850	Dec. 5, 2000	Diab et al.	Signal Processing Apparatus	Masimo Corp.

Re. 35,339	Oct. 1, 1996	Rapoport	Method and Apparatus for the Treatment of Obstructive Sleep Apnea	Tyco Int’l.

5,856,173	Feb. 2, 1999	Froehlich	Bilevel CPAP System With Waveform Control for Both IPAP and EPAP	Sunrise Medical HHG, Inc.

5,578,115	Nov. 26, 1996	Cole	Molecular Sieve Container for Oxygen Concentrator	DiVilbiss Health Care, Inc.

5,503,146	April 2, 1996	Froehlich et al.	Standby Control for CPAP Apparatus	DiVilbiss Health Care, Inc.

5,540,234	July 30, 1996	Lalui	Peak Flow Meters	Vitalograph (Ireland) Ltd.

Respironics believes that the patents listed on this Schedule 5.1.14. are not infringed, not valid, not enforceable, or a combination thereof.